NEWS RELEASE

The Hartford Announces Second Quarter 2023 Financial Results

•Second quarter 2023 net income available to common stockholders of $542 million ($1.73 per diluted share) increased 23% from $439 million ($1.32 per diluted share) for the same period in 2022. Core earnings* of $588 million ($1.88 core earnings per diluted share*) compared with $716 million ($2.16 core earnings per diluted share) in the prior year quarter.
•Net income ROE for the trailing 12 months of 14.4% and core earnings ROE* for the same period of 13.6%.
•Property & Casualty (P&C) written premiums rose 11% in second quarter 2023, driven by Commercial Lines premium growth of 12%. Group Benefits fully insured ongoing premium growth of 7% in second quarter 2023.
•P&C current accident year (CAY) catastrophe (CAT) losses of $226 million, before tax, with $123 million in Commercial Lines and $103 million in Personal Lines.
•Commercial Lines second quarter combined ratio of 91.2 and underlying combined ratio* of 88.3.
•Group Benefits second quarter net income margin of 7.0% and core earnings margin* of 7.6%.
•Returned $484 million to stockholders in the second quarter, including $350 million of shares repurchased and $134 million in common stockholder dividends paid.

* Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures.
** All amounts and percentages set forth in this press release are approximate unless otherwise noted.

HARTFORD, Conn., July 27, 2023 – The Hartford (NYSE: HIG) today announced financial results for the quarter ended June 30, 2023.

“The Hartford delivered another strong quarter in a dynamic market environment for the industry that included elevated catastrophe losses and inflationary pressure in personal auto. The underlying fundamentals in our Commercial Lines and Group Benefits businesses continue to generate exceptional results quarter after quarter,” said The Hartford's Chairman and CEO Christopher Swift.

The Hartford's Chief Financial Officer Beth Costello said, “Commercial Lines had an outstanding quarter with written premium growth of 12 percent and an underlying combined ratio of 88.3. In Personal Lines auto, written pricing increases accelerated to 13.8 percent. Group Benefits continued strong momentum from first quarter driven by 7 percent growth in fully insured ongoing premiums and a core earnings margin of 7.6 percent. Our investment performance remains strong. We are actively managing our capital and, in the second quarter, returned $484 million to shareholders through repurchases and dividends.”

Swift continued, “Over several successive quarters, our results affirm that our strategy is working with the combination of underwriting excellence, product breadth, and technology advantages. With this consistent track record, we are confident in our ability to deliver core earnings ROEs in the 14 to 15 percent range."

CONSOLIDATED RESULTS:

	Three Months Ended
($ in millions except per share data)	Jun 30 2023	Jun 30 2022	Change
Net income available to common stockholders	$542	$439	23%
Net income available to common stockholders per diluted share[1]	$1.73	$1.32	31%

Core earnings	$588	$716	(18)%
Core earnings per diluted share	$1.88	$2.16	(13)%

Book value per diluted share	$44.43	$42.27	5%
Book value per diluted share (ex. accumulated other comprehensive income (AOCI))[2]	$55.76	$52.14	7%

Net income available to common stockholders' return on equity (ROE)[3], last 12-months	14.4%	13.1%	1.3
Core earnings ROE[3], last 12-months	13.6%	14.0%	(0.4)
[1] Includes dilutive potential common shares; for net income available to common stockholders per diluted share, the numerator is net income less preferred dividends
[2] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures
[3] Return on equity (ROE) is calculated based on last 12-months net income available to common stockholders and core earnings, respectively; for net income ROE, the denominator is common stockholders’ equity including AOCI; for core earnings ROE, the denominator is common stockholders’ equity excluding AOCI

Second quarter 2023 net income available to common stockholders was $542 million, or $1.73 per diluted share, compared with $439 million in second quarter 2022, primarily due to a decrease in net realized losses of $274 million, before tax, largely driven by a decline in the value of equity securities in the 2022 period due to lower equity market levels, partially offset by lower P&C underwriting results, including higher CAY CAT losses.
Second quarter 2023 core earnings of $588 million, or $1.88 per diluted share, compared with $716 million of core earnings in second quarter 2022. Contributing to the results were:
•An increase in earnings generated by 9% growth in P&C earned premium and 7% growth in Group Benefits fully insured ongoing premium.
•P&C CAY CAT losses of $226 million, before tax, in second quarter 2023, compared with CAY CAT losses of $123 million in second quarter 2022.
•Commercial Lines loss and loss adjustment expense ratio of 59.7 compared with 55.3 in second quarter 2022, including 1.7 points of higher CATs and 2.1 points of less favorable prior accident year development (PYD). Underlying loss and loss adjustment expense ratio* increased 0.7 points, to 56.8 in second quarter 2023 from 56.1 in second quarter 2022, primarily driven by a slightly higher loss ratio in workers' compensation, as expected.
•Personal Lines loss and loss adjustment expense ratio of 89.2 compared with 73.4 in second quarter 2022, including 5.9 points of higher CATs and 0.4 points of favorable PYD in 2023. Underlying loss and loss adjustment expense ratio of 76.1 in second quarter 2023 compared with 65.7 in second quarter 2022, with the increase largely due to higher severity in auto liability and physical damage, partially offset by earned pricing increases benefiting both auto and homeowners.
•Group Benefits loss ratio was 72.1% compared with 70.1% driven primarily by favorable prior quarter reserve development in group life benefiting the 2022 period and higher group life severity in the 2023 period.

•The expense ratios improved across P&C and Group Benefits from second quarter 2022, driven by the impact of higher earned premium, incremental savings from the Hartford Next operational transformation and cost reduction program and lower incentive compensation, as well as lower marketing spend in Personal Lines.
•Net investment income of $540 million, before tax, compared with $541 million in second quarter 2022, due to a decrease in income from limited partnerships and other alternative investments (LPs), offset by higher yields on our fixed income portfolio.

June 30, 2023, book value per diluted share of $44.43 increased 6.6%, from $41.67 at Dec. 31, 2022, principally due to net income in excess of stockholder dividends through June 30, 2023, as well as an improvement in net unrealized losses on investments within AOCI as a result of credit spread tightening.
Book value per diluted share (excluding AOCI) of $55.76 as of June 30, 2023, increased 3.9%, from $53.66 at Dec. 31, 2022, as the impact from net income in excess of stockholder dividends through June 30, 2023 was partially offset by the dilutive effect of share repurchases.
Net income available to common stockholders' ROE (net income ROE) for the 12-month period ending June 30, 2023, was 14.4%, an increase of 1.3 points from second quarter 2022, primarily due to an increase in average net unrealized losses on investments in AOCI.
Core earnings ROE for the 12-month period ending June 30, 2023, was 13.6%, a decrease of 0.4 points from second quarter 2022 due to lower trailing 12-month core earnings.
BUSINESS RESULTS:
Commercial Lines

	Three Months Ended
($ in millions, unless otherwise noted)	Jun 30 2023	Jun 30 2022	Change
Net income	$458	$389	18%
Core earnings	$493	$544	(9%)
Written premiums	$3,177	$2,836	12%
Underwriting gain[1]	$254	$333	(24%)
Underlying underwriting gain[1]	$339	$312	9%
Losses and loss adjustment expense ratio
Current accident year before catastrophes	56.8	56.1	0.7
Current accident year catastrophes	4.3	2.6	1.7
Favorable prior accident year development	(1.3)	(3.4)	2.1
Expenses	31.3	31.7	(0.4)
Policyholder dividends	0.2	0.3	(0.1)
Combined ratio	91.2	87.3	3.9
Impact of catastrophes and PYD on combined ratio	(3.0)	0.8	(3.8)
Underlying combined ratio	88.3	88.1	0.2
[1] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures

Second quarter 2023 net income of $458 million compared with net income of $389 million in second quarter 2022, principally due to lower net realized losses and earned premium growth,

partially offset by elevated CAY CAT losses, less favorable PYD, and a slightly higher underlying loss and loss adjustment expense ratio.
Commercial Lines core earnings of $493 million in second quarter 2023 compared with $544 million in second quarter 2022. Contributing to the results were:
•CAY CAT losses of $123 million, before tax, in second quarter 2023, primarily from tornado, wind and hail events across several regions of the United States, compared with CAY CAT losses of $67 million in second quarter 2022.
•Net favorable PYD within core earnings of $38 million, before tax, in second quarter 2023, compared with $88 million of favorable PYD within core earnings in second quarter 2022. The net favorable PYD in second quarter 2023 primarily includes reserve reductions in workers’ compensation and CATs, partially offset by reserve increases in general liability, assumed reinsurance and bond.
•An underlying loss and loss adjustment expense ratio of 56.8, in second quarter 2023 compared with 56.1 in second quarter 2022, with the increase primarily driven by a slightly higher loss ratio in workers' compensation, as expected.
•10% growth in earned premium.
•Net investment income of $364 million before, tax, compared with $356 million in second quarter 2022, primarily driven by a higher yield on variable rate securities and reinvesting at higher rates, partially offset by lower returns on LPs.
Combined ratio was 91.2 in second quarter 2023, 3.9 points higher than 87.3 in second quarter 2022, primarily due to 1.7 points of higher CAY CAT losses, 2.1 points of less favorable prior accident reserve development, and a 0.2 point increase in the underlying combined ratio. Underlying combined ratio of 88.3 increased primarily due to a 0.7 point increase in the underlying loss and loss adjustment expense ratio partially offset by a 0.4 point decrease in the expense ratio.
•Small Commercial combined ratio of 90.8 compared with 85.2 in second quarter 2022, including 2.7 points of higher CAY CATs and 0.2 points of less favorable PYD. Underlying combined ratio of 89.7 increased from 86.9 in second quarter 2022, primarily due to higher non-CAT property losses and a higher loss ratio in workers' compensation, as expected, partially offset by a lower expense ratio.
•Middle & Large Commercial combined ratio of 93.6 compared with 95.6 in second quarter 2022, including 1.8 points of higher CAY CATs and a 0.3 point increase in unfavorable PYD. Underlying combined ratio of 88.7 reached record profitability and improved 4.2 points from 92.9 in second quarter 2022, due to lower non-CAT property losses when compared to elevated losses in the prior year period and a lower expense ratio.
•Global Specialty combined ratio of 87.3 compared with 85.0 in second quarter 2022, including 0.6 points of less favorable PYD, partially offset by 0.2 points of lower CAY CATs. The underlying combined ratio of 85.0 increased 1.9 points from second quarter 2022, primarily due to slightly elevated losses in a run-off line within our international book and a higher expense ratio.
•The Commercial Lines expense ratio of 31.3 improved 0.4 points from second quarter 2022, driven by the impact of higher earned premium, lower incentive compensation and incremental savings from the Hartford Next program, partially offset by investments in technology and higher underwriting staffing costs.
Second quarter 2023 written premiums of $3.2 billion were up 12% from second quarter 2022, with increases across the segment, all-time record premium of $1 billion in Middle & Large

Commercial, including continued expansion in property lines, meaningful growth in new business across the segment, and the effect of renewal written price increases.

Personal Lines

	Three Months Ended
($ in millions, unless otherwise noted)	Jun 30 2023	Jun 30 2022	Change
Net income (loss)	($60)	$6	NM
Core earnings (loss)	($57)	$21	NM
Written premiums	$802	$756	6%
Underwriting loss	$(113)	$(13)	NM
Underlying underwriting gain (loss)	$(13)	$43	NM
Losses and loss adjustment expense ratio
Current accident year before catastrophes	76.1	65.7	10.4
Current accident year catastrophes	13.6	7.7	5.9
Unfavorable (favorable) prior accident year development	(0.4)	0.0	(0.4)
Expenses	25.7	28.4	(2.7)
Combined ratio	114.9	101.8	13.1
Impact of catastrophes and PYD on combined ratio	(13.2)	(7.7)	(5.5)
Underlying combined ratio	101.7	94.1	7.6
Net loss of $60 million in second quarter 2023 compared with net income $6 million in second quarter 2022, driven by an underwriting loss of $113 million in second quarter 2023 compared with an underwriting loss of $13 million in second quarter 2022.
Personal Lines core loss of $57 million compared with $21 million of core earnings in second quarter 2022. Contributing to the results were:
•An underlying loss and loss adjustment expense ratio of 76.1 in second quarter 2023 compared with 65.7 in second quarter 2022, with the increase primarily driven by higher severity in auto liability and physical damage, partially offset by high single-digit renewal earned pricing increases in auto and double-digit earned pricing increases in homeowners.
•CAY CAT losses of $103 million, before tax, in second quarter 2023, primarily from tornado, wind and hail events across several regions of the United States, compared with $56 million of CAY CAT losses in second quarter 2022.
•$3 million, before tax, of favorable PYD in second quarter of 2023 driven by reserve releases for CATs, compared with no PYD in second quarter 2022. In second quarter 2023, there was no net increase in prior year reserves for auto liability, as increases for accident year 2022 from higher estimated severity was fully offset by improvement, primarily within accident years 2019 to 2021, due to lower estimated severity.
•Net investment income, of $34 million, before tax, in second quarter 2023 compared with $35 million in second quarter 2022.
Combined ratio of 114.9 in second quarter 2023, compared with 101.8 in second quarter 2022, primarily due to a 10.4 point increase in the underlying loss and loss adjustment expense ratio, and a 5.9 point increase in the CAY CAT ratio, partially offset by 0.4 points of favorable PYD in second quarter 2023. Underlying combined ratio of 101.7 compared with 94.1 in second quarter 2022, primarily due to an increase in the underlying loss and loss adjustment expense ratio in auto, partially offset by a 2.7 point improvement in the expense ratio.

•Auto combined ratio of 116.4 compared with 101.2 in second quarter 2022. The underlying combined ratio of 111.8 increased from 100.0 in second quarter 2022, primarily due to an increase in auto liability and physical damage severity, partially offset by an increase in earned pricing and a lower expense ratio.
•Homeowners combined ratio of 115.1 compared with 103.1 in second quarter 2022. The underlying combined ratio of 79.6 improved from 82.0 in second quarter 2022, primarily due to a lower expense ratio, and the effect of double-digit earned pricing increases which offset the change in weather and non-weather loss costs.

The expense ratio of 25.7 improved 2.7 points from second quarter 2022, primarily driven by lower direct marketing costs and, to a lesser extent, the impact of higher earned premium and incremental savings from the Hartford Next program.
Written premiums in second quarter 2023 were $802 million compared with $756 million in second quarter 2022 with:
•Higher renewal written price increases in auto and homeowners in response to increased loss cost trends.
•An increase in homeowners' new business.
•A slight increase in auto policy count retention with homeowners' retention flat.
•A partial offset from a decline in auto new business.

Group Benefits

	Three Months Ended
($ in millions, unless otherwise noted)	Jun 30 2023	Jun 30 2022	Change
Net income	$121	$106	14%
Core earnings	$133	$163	(18%)
Fully insured ongoing premiums	$1,574	$1,469	7%
Loss ratio	72.1%	70.1%	2.0
Expense ratio	24.5%	25.2%	(0.7)
Net income margin	7.0%	6.7%	0.3
Core earnings margin	7.6%	9.9%	(2.3)
Net income of $121 million in second quarter 2023 compared with a net income of $106 million in second quarter 2022, largely driven by lower net realized losses and additional earnings generated by growth in fully insured ongoing premium, partially offset by a higher group life loss ratio and lower net investment income.
Core earnings were $133 million, decreasing from $163 million in second quarter 2022, largely driven by a higher group life loss ratio, and lower net investment income, partially offset by strong long-term disability results and earnings generated from 7% growth in fully insured ongoing premiums.
Fully insured ongoing premiums were up 7% compared with second quarter 2022, driven by strong persistency and new business sales as well as an increase in exposure on existing accounts. Fully insured ongoing sales were $151 million in second quarter 2023, down 26% over second quarter 2022, due to a decrease in large account sales.
Loss ratio of 72.1% increased 2.0 points from second quarter 2022.

•Group life loss ratio of 84.1% increased 5.5 points. The prior year loss ratio included favorable prior quarter development of $24 million, 4.0 points, adversely impacting the year over year comparison. Additionally, the current year loss ratio reflects higher severity of claims.
•Group disability loss ratio was 67.0% compared with 66.3% in second quarter 2022. Favorable long-term disability claim incidence and strong recoveries in 2023 were more than offset by modestly higher short-term disability and Paid Family Leave incidence when compared to the 2022 period.
Expense ratio of 24.5 improved 0.7 points from second quarter 2022, primarily due to the effect of higher earned premiums, and incremental expense savings from Hartford Next, partially offset by higher staffing costs and investments in technology.

Hartford Funds

	Three Months Ended
($ in millions, unless otherwise noted)	Jun 30 2023	Jun 30 2022	Change
Net income	$45	$34	32%
Core earnings	$44	$44	0%
Daily average Hartford Funds AUM	$127,540	$136,841	(7)%
Mutual Funds and exchange-traded funds (ETF) net flows	$(1,256)	$(2,011)	38%
Total Hartford Funds AUM	$129,906	$127,398	2%
Net income of $45 million in second quarter 2023, compared with $34 million in second quarter 2022, primarily driven by net realized gains in 2023 compared with net realized losses in 2022, partially offset by lower fee income net of variable expenses driven by lower daily average Hartford Funds AUM.
Core earnings of $44 million were flat compared with the prior year period largely driven by higher net investment income, offset by lower fee income net of variable expenses driven by lower daily average Hartford Funds AUM.
Daily average AUM of $128 billion in second quarter 2023 declined 7% from second quarter 2022, driven by net outflows over the preceding twelve months partially offset by an increase in market values.
Mutual fund and ETF net outflows totaled $1.3 billion in second quarter 2023, compared with net outflows of $2.0 billion in second quarter 2022.

Corporate

	Three Months Ended
($ in millions, unless otherwise noted)	Jun 30 2023	Jun 30 2022	Change
Net loss	$(26)	$(71)	63%
Net loss available to common stockholders	$(31)	$(76)	59%
Core loss	$(35)	$(43)	19%
Net investment income, before tax	$8	$3	167%
Interest expense and preferred dividends, before tax	$55	$56	(2)%
Net loss available to common stockholders of $31 million in second quarter 2023 compared with a net loss available to common stockholders of $76 million in second quarter 2022, primarily driven by a change to net realized gains in 2023 from net realized losses in 2022 and a loss on extinguishment of debt in second quarter 2022.
Second quarter 2023 core loss of $35 million compared with a second quarter 2022 core loss of $43 million primarily due to an increase in net investment income.
INVESTMENT INCOME AND PORTFOLIO DATA:

	Three Months Ended
($ in millions, unless otherwise noted)	Jun 30 2023	Jun 30 2022	Change
Net investment income, before tax	$540	$541	—%
Annualized investment yield, before tax	3.9%	3.9%	0.0
Annualized investment yield, before tax, excluding LPs[1]	4.0%	3.0%	1.0
Annualized LP yield, before tax	2.9%	17.3%	(14.4)
Annualized investment yield, after tax	3.1%	3.2%	(0.1)
[1] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures
Second quarter 2023 consolidated net investment income of $540 million compared with $541 million in second quarter 2022, largely driven by lower income from LPs in the current period, offset by a higher yield on variable rate securities and reinvesting at higher rates.
Second quarter 2023 included $32 million, before tax, or a 2.9% annualized return, on LPs, while second quarter of 2022 included $158 million of LP income, or a 17.3% annualized return. Lower LP income driven by income from sales of underlying real estate properties in the 2022 period as well as lower valuations on real estate funds in 2023.
Net realized losses of $64 million, before tax, in second quarter 2023 improved by $274 million from losses of $338 million, before tax, in second quarter 2022 primarily due to net losses on equity securities in the 2022 period due to a decline in value.
Total invested assets of $52.7 billion increased slightly from Dec. 31, 2022, primarily due to an increase in fixed maturities, available-for-sale, at fair value and LPs, partially offset by a decrease in equity securities, at fair value and short-term investments.

CONFERENCE CALL
The Hartford will discuss its second quarter 2023 financial results on a webcast at 9:00 a.m. EDT on Friday, July 28, 2023. The call can be accessed via a live listen-only webcast or as a replay through the Investor Relations section of The Hartford's website at https://ir.thehartford.com. The replay will be accessible approximately one hour after the conclusion of the call and be available along with a transcript of the event for at least one year.
More detailed financial information can be found in The Hartford's Investor Financial Supplement for June 30, 2023, and the second quarter 2023 Financial Results Presentation, both of which are available at https://ir.thehartford.com.

About The Hartford
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com.
The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Connecticut. For additional details, please read https://www.thehartford.com/legal-notice.

HIG-F

From time to time, The Hartford may use its website and/or social media outlets, such as Twitter and Facebook, to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

Media Contacts:    Investor Contact:
Michelle Loxton     Susan Spivak Bernstein
860-547-7413     860-547-6233
michelle.loxton@thehartford.com     susan.spivak@thehartford.com

Matthew Sturdevant
860-547-8664
matthew.sturdevant@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended June 30, 2023
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$2,886	$760	$—	$1,574	$—	$—	$5,220
Fee income	10	7	—	56	244	11	328
Net investment income	364	34	17	113	4	8	540
Net realized gains (losses)	(51)	(5)	(1)	(19)	1	11	(64)
Other revenue	1	24	—	—	—	—	25
Total revenues	3,210	820	16	1,724	249	30	6,049
Benefits, losses, and loss adjustment expenses	1,723	678	2	1,175	—	2	3,580
Amortization of DAC	436	57	—	9	—	—	502
Insurance operating costs and other expenses	477	162	2	381	192	11	1,225
Restructuring and other costs	—	—	—	—	—	3	3
Interest expense	—	—	—	—	—	50	50
Amortization of other intangible assets	7	—	—	10	—	—	17
Total benefits, losses and expenses	2,643	897	4	1,575	192	66	5,377
Income (loss) before income taxes	567	(77)	12	149	57	(36)	672
Income tax expense (benefit)	109	(17)	3	28	12	(10)	125
Net income (loss)	458	(60)	9	121	45	(26)	547
Preferred stock dividends	—	—	—	—	—	5	5
Net income (loss) available to common stockholders	458	(60)	9	121	45	(31)	542
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (loss)
Net realized losses (gains), excluded from core earnings, before tax	43	4	1	16	(1)	(10)	53
Restructuring and other costs, before tax						3	3
Integration and other non-recurring M&A costs, before tax	2	—	—	—	—	—	2
Income tax expense (benefit)	(10)	(1)	—	(4)	—	3	(12)
Core earnings (loss)	$493	$(57)	$10	$133	$44	$(35)	$588

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended June 30, 2022
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$2,615	$726	$—	$1,469	$—	$—	$4,810
Fee income	10	7	—	48	263	13	341
Net investment income	356	35	16	130	1	3	541
Net realized losses	(198)	(18)	(9)	(70)	(13)	(30)	(338)
Other revenue (loss)	—	19	—	—	—	—	19
Total revenues	2,783	769	7	1,577	251	(14)	5,373
Benefits, losses, and loss adjustment expenses	1,446	533	30	1,063	—	2	3,074
Amortization of DAC	385	56	—	9	—	—	450
Insurance operating costs and other expenses	455	173	2	365	207	23	1,225
Restructuring and other costs	—	—	—	—	—	2	2
Interest expense	—	—	—	—	—	51	51
Amortization of other intangible assets	7	—	—	10	—	—	17
Total benefits, losses and expenses	2,293	762	32	1,447	207	78	4,819
Income (loss) before income taxes	490	7	(25)	130	44	(92)	554
Income tax expense (benefit)	101	1	(5)	24	10	(21)	110
Net income (loss)	389	6	(20)	106	34	(71)	444
Preferred stock dividends	—	—	—	—	—	5	5
Net income (loss) available to common stockholders	389	6	(20)	106	34	(76)	439
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (loss)
Net realized losses, excluded from core earnings, before tax	194	19	9	70	13	31	336
Loss on extinguishment of debt, before tax	—	—	—	—	—	9	9
Restructuring and other costs	—	—	—	—	—	2	2
Integration and other non-recurring M&A costs, before tax	4	—	—	2	—	—	6
Income tax benefit	(43)	(4)	(2)	(15)	(3)	(9)	(76)
Core earnings (loss)	$544	$21	$(13)	$163	$44	$(43)	$716

The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful.
DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for second quarter 2023, which is available on The Hartford's website, https://ir.thehartford.com.
Annualized investment yield, excluding limited partnerships and other alternative investments - This non-GAAP measure is calculated as (a) the annualized net investment income, on a Consolidated, P&C or Group Benefits level, excluding limited partnerships and other alternative investments, divided by (b) the monthly average invested assets at amortized cost, excluding repurchase agreement and securities lending collateral, derivatives book value, and limited partnerships and other alternative investments. The Company believes that annualized investment yield, excluding limited partnerships and other alternative investments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative investments. Annualized investment yield is the most directly comparable GAAP measure. A reconciliation of the annualized investment yield to annualized investment yield excluding limited partnerships and other alternatives investments for the quarterly periods ended June 30, 2023 and 2022 is provided in the table below.

	Three Months Ended
	Jun 30 2023	Jun 30 2022
	Consolidated
Annualized investment yield	3.9%	3.9%
Adjustment for income from limited partnerships and other alternative investments	0.1%	(0.9)%
Annualized investment yield excluding limited partnerships and other alternative investments	4.0%	3.0%

Book value per diluted share (excluding AOCI) - This is a non-GAAP per share measure that is calculated by dividing (a) common stockholders' equity, excluding AOCI, after tax, by (b) common shares outstanding and dilutive potential common shares. The Company provides this measure to enable investors to analyze the amount of the Company's net worth that is primarily attributable to the Company's business operations. The Company believes that excluding AOCI from the numerator is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per diluted share is the most directly comparable U.S. GAAP measure. A reconciliation of book value per diluted share to book value per diluted share (excluding AOCI) is provided in the table below.

	As of
	Jun 30 2023	Dec 31 2022	Change
Book value per diluted share	$44.43	$41.67	7%
Per diluted share impact of AOCI	$11.33	$11.99	(6%)
Book value per diluted share (excluding AOCI)	$55.76	$53.66	4%

	As of
	Jun 30 2023	Jun 30 2022	Change
Book value per diluted share	$44.43	$42.27	5%
Per diluted share impact of AOCI	$11.33	$9.87	15%
Book value per diluted share (excluding AOCI)	$55.76	$52.14	7%

Core earnings - The Hartford uses the non-GAAP measure core earnings as an important measure of the Company’s operating performance. The Hartford believes that core earnings provides investors with a valuable measure of the performance of the Company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain items. Therefore, the following items are excluded from core earnings:
•Certain realized gains and losses - Generally realized gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business. Accordingly, core earnings excludes the effect of all realized gains and losses that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income.
•Restructuring and other costs - Costs incurred as part of a restructuring plan are not a recurring operating expense of the business.
•Loss on extinguishment of debt - Largely consisting of make-whole payments or tender premiums upon paying debt off before maturity, these losses are not a recurring operating expense of the business.
•Gains and losses on reinsurance transactions - Gains or losses on reinsurance, such as those entered into upon sale of a business or to reinsure loss reserves, are not a recurring operating expense of the business.
•Integration and other non-recurring M&A costs - These costs, including transaction costs incurred in connection with an acquired business, are incurred over a short period of time and do not represent an ongoing operating expense of the business.
•Change in loss reserves upon acquisition of a business - These changes in loss reserves are excluded from core earnings because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition.
•Deferred gain resulting from retroactive reinsurance and subsequent changes in the deferred gain - Retroactive reinsurance agreements economically transfer risk to the reinsurers and excluding the deferred gain on retroactive reinsurance and related amortization of the deferred gain from core earnings provides greater insight into the economics of the business.
•Change in valuation allowance on deferred taxes related to non-core components of before tax income - These changes in valuation allowances are excluded from core earnings because they relate to non-core components of before tax income, such as tax attributes like capital loss carryforwards.
•Results of discontinued operations - These results are excluded from core earnings for businesses sold or held for sale because such results could obscure the ability to compare period over period results for our ongoing businesses.
In addition to the above components of net income available to common stockholders that are excluded from core earnings, preferred stock dividends declared, which are excluded from net income, are included in the determination of core earnings. Preferred stock dividends are a cost of financing more akin to interest expense on debt and are expected to be a recurring expense as long as the preferred stock is outstanding.

Net income (loss) and net income (loss) available to common stockholders are the most directly comparable U.S. GAAP measures to core earnings. Core earnings should not be considered as a substitute for net income (loss) or net income (loss) available to common stockholders and does not reflect the overall profitability of the Company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate net income (loss), net income (loss) available to common stockholders, and core earnings when reviewing the Company’s performance.
A reconciliation of net income (loss) to core earnings for the quarterly periods ended June 30, 2023 and 2022, is included in this press release. A reconciliation of net income (loss) to core earnings for individual reporting segments can be found in this press release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended June 30, 2023.
Core earnings margin - The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Group Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin, calculated by dividing net income by revenues, is the most directly comparable U.S. GAAP measure. The Company believes that core earnings margin provides investors with a valuable measure of the performance of Group Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses) as well as other items excluded in the calculation of core earnings. Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Group Benefits. Therefore, the Company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. A reconciliation of net income margin to core earnings margin for the quarterly periods ended June 30, 2023 and 2022, is set forth below.

	Three Months Ended
Margin	Jun 30 2023	Jun 30 2022	Change
Net income margin	7.0%	6.7%	0.3
Adjustments to reconcile net income margin to core earnings margin:
Net realized losses, before tax	0.8%	4.1%	(3.3)
Integration and other non-recurring M&A costs, before tax	—%	0.1%	(0.1)
Income tax benefit on items excluded from core earnings	(0.2)%	(1.0)%	0.8
Core earnings margin	7.6%	9.9%	(2.3)

Core earnings per diluted share - This non-GAAP per share measure is calculated using the non-GAAP financial measure core earnings rather than the GAAP measure net income. The Company believes that core earnings per diluted share provides investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) available to common stockholders per diluted common share is the most directly comparable GAAP measure. Core earnings per diluted share should not be considered as a substitute for net income (loss) available to common stockholders per diluted common share and does not reflect the overall profitability of the Company's business. Therefore, the Company believes that it is useful for investors to evaluate net income (loss) available to common stockholders per diluted common share and core earnings per diluted share when reviewing the Company's performance. A reconciliation of net income available to common stockholders per diluted common share to core earnings per diluted share for the quarterly periods ended June 30, 2023 and 2022 is provided in the table below.

	Three Months Ended
	Jun 30 2023	Jun 30 2022	Change
PER SHARE DATA
Diluted earnings per common share:
Net income available to common stockholders per share[1]	$1.73	$1.32	31%
Adjustments made to reconcile net income available to common stockholders per diluted share to core earnings per diluted share:
Net realized losses, excluded from core earnings, before tax	0.17	1.01	(83)%
Restructuring and other costs, before tax	0.01	0.01	—%
Loss on extinguishment of debt, before tax	—	0.03	(100)%
Integration and other non-recurring M&A costs, before tax	0.01	0.02	(50)%
Income tax benefit on items excluded from core earnings	(0.04)	(0.23)	83%
Core earnings per diluted share	$1.88	$2.16	(13)%
[1] Net income available to common stockholders includes dilutive potential common shares

Core Earnings Return on Equity - The Company provides different measures of the return on stockholders' equity (ROE). Core earnings ROE is calculated based on non-GAAP financial measures. Core earnings ROE is calculated by dividing (a) the non-GAAP measure core earnings for the prior four fiscal quarters by (b) the non-GAAP measure average common stockholders' equity, excluding AOCI. Net income ROE is the most directly comparable U.S. GAAP measure. The Company excludes AOCI in the calculation of core earnings ROE to provide investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to the Company's business operations. The Company provides to investors return on equity measures based on its non-GAAP core earnings financial measure for the reasons set forth in the core earnings definition. A quantitative reconciliation of net income available to common stockholders ROE to core earnings ROE is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized gains and losses, which typically vary substantially from period to period.
A reconciliation of consolidated net income available to common stockholders ROE to consolidated core earnings ROE is set forth below.

	Last Twelve Months Ended
	Jun 30 2023	Jun 30 2022
Net income available to common stockholders ROE	14.4%	13.1%
Adjustments to reconcile net income available to common stockholders ROE to core earnings ROE:
Net realized losses excluded from core earnings, before tax	1.5%	1.3%
Restructuring and other costs, before tax	0.1%	—%
Loss on extinguishment of debt, before tax	—%	0.1%
Integration and other non-recurring M&A costs, before tax	0.1%	0.2%
Change in deferred gain on retroactive reinsurance, before tax	1.7%	1.3%
Income tax benefit on items not included in core earnings	(0.8)%	(0.6)%
Impact of AOCI, excluded from core earnings ROE	(3.4)%	(1.4)%
Core earnings ROE	13.6%	14.0%

Underlying combined ratio- This non-GAAP financial measure of underwriting results represents the combined ratio before catastrophes, prior accident year development and current accident year change in loss reserves upon acquisition of a business. Combined ratio is the most directly comparable GAAP measure. The Company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve development. The changes to loss reserves upon acquisition of a business are excluded from underlying combined ratio because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of the combined ratio to the underlying combined ratio for individual reporting segments can be found in this press release under the heading "Business Results" for Commercial Lines" and "Personal Lines". A reconciliation of the combined ratio to underlying combined ratio for lines of business within the Company's P&C reporting segments is set forth below.

SMALL COMMERCIAL

	Three Months Ended
	Jun 30 2023	Jun 30 2022	Change
Combined ratio	90.8	85.2	5.6
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(5.7)	(3.0)	(2.7)
Prior accident year development	4.5	4.7	(0.2)
Underlying combined ratio	89.7	86.9	2.8

MIDDLE & LARGE COMMERCIAL

	Three Months Ended
	Jun 30 2023	Jun 30 2022	Change
Combined ratio	93.6	95.6	(2.0)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(3.8)	(2.0)	(1.8)
Prior accident year development	(1.1)	(0.8)	(0.3)
Underlying combined ratio	88.7	92.9	(4.2)

GLOBAL SPECIALTY

	Three Months Ended
	Jun 30 2023	Jun 30 2022	Change
Combined ratio	87.3	85.0	2.3
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(2.6)	(2.8)	0.2
Prior accident year development	0.3	0.9	(0.6)
Underlying combined ratio	85.0	83.1	1.9

PERSONAL LINES AUTO

	Three Months Ended
	Jun 30 2023	Jun 30 2022	Change
Combined ratio	116.4	101.2	15.2
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(3.8)	(1.4)	(2.4)
Prior accident year development	(0.8)	0.2	(1.0)
Underlying combined ratio	111.8	100.0	11.8

PERSONAL LINES HOMEOWNERS

	Three Months Ended
	Jun 30 2023	Jun 30 2022	Change
Combined ratio	115.1	103.1	12.0
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(35.5)	(21.2)	(14.3)
Prior accident year development	(0.1)	0.1	(0.2)
Underlying combined ratio	79.6	82.0	(2.4)

Underwriting gain (loss) - The Hartford's management evaluates profitability of the Commercial and Personal Lines segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before tax non-GAAP measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the Company's investing activities. A reconciliation of net income to underwriting gain (loss) for the quarterly periods ended June 30, 2023 and 2022, is set forth below.
Underlying underwriting gain (loss) - This non-GAAP measure of underwriting profitability represents underwriting gain (loss) before current accident year catastrophes, PYD and current accident year change in loss reserves upon acquisition of a business. The most directly comparable GAAP measure is net income (loss). The Company believes underlying underwriting gain (loss) is important to understand the Company’s periodic earnings because the volatile and unpredictable nature (i.e., the timing and amount) of catastrophes and prior accident year reserve development could obscure underwriting trends. The changes to loss reserves upon acquisition of a business are also excluded from underlying underwriting gain (loss) because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of net income (loss) to underlying underwriting gain (loss) for individual reporting segments for the quarterly periods ended June 30, 2023 and 2022, is set forth below.

COMMERCIAL LINES

	Three Months Ended
	Jun 30 2023	Jun 30 2022
Net income	$458	$389
Adjustments to reconcile net income to underwriting gain:
Net investment income	(364)	(356)
Net realized losses	51	198
Other expense	—	1
Income tax expense	109	101
Underwriting gain	254	333
Adjustments to reconcile underwriting gain to underlying underwriting gain:
Current accident year catastrophes	123	67
Prior accident year development	(38)	(88)
Underlying underwriting gain	$339	$312

PERSONAL LINES

	Three Months Ended
	Jun 30 2023	Jun 30 2022
Net income (loss)	$(60)	$6
Adjustments to reconcile net income (loss) to underwriting loss:
Net investment income	(34)	(35)
Net realized losses	5	18
Net servicing and other income	(7)	(3)
Income tax expense (benefit)	(17)	1
Underwriting loss	(113)	(13)
Adjustments to reconcile underwriting gain (loss) to underlying underwriting gain (loss):
Current accident year catastrophes	103	56
Prior accident year development	(3)	—
Underlying underwriting gain (loss)	$(13)	$43

Underlying loss and loss adjustment expense ratio - This non-GAAP financial measure of the loss and loss adjustment expense ratio for Commercial Lines and Personal Lines represents the loss and loss adjustment expense ratio before catastrophes and prior accident year development. The loss and loss adjustment expense ratio is the most directly comparable GAAP measure. The underlying loss and loss adjustment expense ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year reserve development. A reconciliation of the loss and loss adjustment expense ratio to the underlying loss and loss adjustment expense ratio for the quarterly periods ended June 30, 2023 and 2022, is set forth below.

COMMERCIAL LINES

	Three Months Ended
	Jun 30 2023	Jun 30 2022	Change
Loss and loss adjustment expense ratio
Total losses and loss adjustment expenses	59.7	55.3	4.4
Current accident year catastrophes	(4.3)	(2.6)	(1.7)
Prior accident year development	1.3	3.4	(2.1)
Underlying loss and loss adjustment expense ratio	56.8	56.1	0.7

PERSONAL LINES

	Three Months Ended
	Jun 30 2023	Jun 30 2022	Change
Loss and loss adjustment expense ratio
Total losses and loss adjustment expenses	89.2	73.4	15.8
Current accident year catastrophes	(13.6)	(7.7)	(5.9)
Prior accident year development	0.4	—	0.4
Underlying loss and loss adjustment expense ratio	76.1	65.7	10.4

SAFE HARBOR STATEMENT
Certain of the statements contained herein are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects,” and similar references to future periods.
Forward-looking statements are based on management's current expectations and assumptions regarding future economic, competitive, legislative and other developments and their potential effect upon The Hartford Financial Services Group, Inc. and its subsidiaries (collectively, the "Company" or "The Hartford"). Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from expectations depending on the evolution of various factors, including the risks and uncertainties identified below, as well as factors described in such forward-looking statements; or in The Hartford’s 2022 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our other filings with the Securities and Exchange Commission.
Risks Relating to Economic, Political and Global Market Conditions: challenges related to the Company’s current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns, changes in trade regulation including tariffs and other barriers or other potentially adverse macroeconomic developments on the demand for our products and returns in our investment portfolios; the effects of the continued COVID-19 pandemic, including exposure to COVID-19 business interruption property claims, the possibility of a resurgence of COVID-19 related losses in Group Benefits, and the potential for further legislative, regulatory or judicial actions pertaining to insurance underwriting and claims; market risks associated with our business, including changes in credit spreads, equity prices, interest rates, inflation rate, foreign currency exchange rates and market volatility; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; the impacts of changing climate and weather patterns on our businesses, operations and investment portfolio including on claims, demand and pricing of our products, the availability and cost of reinsurance, our modeling data used to evaluate and manage risks of catastrophes and severe weather events, the value of our investment portfolios and credit risk with reinsurers and other counterparties;
Insurance Industry and Product-Related Risks: the possibility of unfavorable loss development, including with respect to long-tailed exposures; the significant uncertainties that limit our ability to estimate the ultimate reserves necessary for asbestos and environmental claims; the possibility of another pandemic, civil unrest, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the intensity and frequency of thunderstorms, tornadoes, hail, wildfires, flooding, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the possible occurrence of terrorist attacks and the Company’s inability to contain its exposure as a result of, among other factors, the inability to exclude coverage for terrorist attacks from workers' compensation policies and limitations on reinsurance coverage from the federal government under applicable laws; the Company’s ability to effectively price its products and policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; actions by competitors that may be larger or have greater financial resources than we do; technological changes, including usage-based methods of determining premiums, advancements in automotive safety features, the development of autonomous vehicles, and platforms that facilitate ride sharing; the Company's ability to market, distribute and provide insurance products and investment advisory services through current and future distribution channels and advisory firms; the uncertain effects of emerging claim and coverage issues; political instability, politically motivated violence or civil unrest, which may increase the frequency and severity of insured losses;
Financial Strength, Credit and Counterparty Risks: risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the Company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; capital requirements which are subject to many factors, including many that are outside the Company’s control, such as National Association of Insurance Commissioners ("NAIC") risk based capital formulas, rating agency capital models, Funds at Lloyd's and Solvency Capital Requirement, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; losses due to nonperformance or defaults by others, including credit risk with counterparties associated with investments, derivatives, premiums receivable, reinsurance recoverables and indemnifications provided by third parties in connection with previous dispositions; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the Company against losses; state and international regulatory limitations on the ability of the Company and certain of its subsidiaries to declare and pay dividends;
Risks Relating to Estimates, Assumptions and Valuations: risks associated with the use of analytical models in making decisions in key areas such as underwriting, pricing, capital management, reserving, investments, reinsurance and catastrophe risk management; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the Company’s fair value estimates for its investments and the evaluation of intent-to-sell impairments and allowance for credit losses on available-for-sale securities and mortgage loans; the potential for impairments of our goodwill;
Strategic and Operational Risks: the Company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the potential for difficulties arising from outsourcing and similar third-party relationships; the risks, challenges and uncertainties associated with capital management plans, expense reduction initiatives and other actions; risks associated with acquisitions and divestitures, including the challenges of integrating acquired companies or businesses, which may result in our inability to achieve the anticipated benefits and synergies and may result in unintended consequences; difficulty in attracting and retaining talented and qualified personnel, including key employees, such as executives, managers and employees with strong technological, analytical and other specialized skills; the Company’s ability to protect its intellectual property and defend against claims of infringement;
Regulatory and Legal Risks: the cost and other potential effects of increased federal, state and international regulatory and legislative developments, including those that could adversely impact the demand for the Company’s products, operating costs and required capital levels; unfavorable judicial or legislative developments; the impact of changes in federal, state or foreign tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that stockholders might consider in their best interests; and the impact of potential changes in accounting principles and related financial reporting requirements.
Any forward-looking statement made by the Company in this document speaks only as of the date of this release. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.